Exhibit 99.1
CONNETICS SECOND QUARTER REVENUES INCREASE 19 PERCENT
OLUX, Soriatane and Evoclin Achieve All-Time Quarterly Prescription Highs
Company Increases Full-Year Revenue Guidance
PALO ALTO, Calif. (August 2, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today total revenues for the second quarter of 2005 were $45.4 million, an increase of 19% compared with 2004 second quarter total revenues of $38.3 million. During the second quarter of 2005 prescriptions written for OLUX®, Soriatane® and Evoclin™ reached all-time quarterly highs.
Second quarter sales of Soriatane were $18.3 million. Evoclin, launched in the fourth quarter of 2004, continued its strong introduction with sales of $7.0 million during the quarter, of which nearly $1 million represented sales to a U.S.-based distributor that exports branded pharmaceutical products to select international markets. This distributor relationship has been in place for Soriatane, OLUX and Luxíq® since 2004. Sales of OLUX during the quarter totaled $14.0 million. The product continues to enjoy strong prescription growth; however, net sales for the second quarter reflect a charge for unusually high wholesaler returns of approximately $2.3 million. The product returns are related to expired and estimated expiring product inventory at wholesalers, arising from past distribution practices by the wholesalers that are not expected to repeat under recently entered distribution service agreements. With these agreements in place, Connetics believes it has taken an appropriate one-time provision to address the OLUX returns. Sales of Luxíq during the quarter totaled $5.8 million.
Selling, general and administrative expenses for the second quarter of 2005 increased to $25.1 million from $17.2 million in the same period last year, reflecting expenses related to a near doubling of the Company’s sales force, marketing and promotional activities related to the launch of Evoclin, and expenses related to the anticipated launch of Velac®. Research and development expenses for the second quarter of 2005 were $8.8 million, compared with $5.0 million last year, reflecting increased clinical activities including ongoing Phase III trials for Desilux™ VersaFoam-EF™ and Primolux™ VersaFoam-EF.
Net income for the second quarter of 2005 was $2.5 million, or $0.07 per diluted share. This compares with net income of $7.5 million, or $0.19 per diluted share, for the second quarter of 2004, and primarily reflects anticipated higher costs in 2005 associated with planned sales, marketing and product development programs.
The Company completed a Phase III Desilux clinical trial and expects to announce results in the third quarter of 2005. Assuming successful results, the Company anticipates filing a New Drug Application (NDA) in the fourth quarter of 2005. The Primolux clinical development program involves two separate Phase III trials; patient enrollment in the psoriasis trial is complete while patient enrollment in the atopic dermatitis trial continues. The Company expects to report Primolux Phase III results for both trials during the fourth quarter of 2005 and to submit an NDA to the FDA during the first quarter of 2006.
Connetics’ cash and investments, including restricted cash, as of June 30, 2005 totaled $256.3 million.
(more)

“This quarter marked another solid performance by Connetics, with strong prescription growth across all of our products,” said Thomas G. Wiggans, Chief Executive Officer of Connetics. “We are very pleased with the continued adoption of Evoclin as well as the refill prescriptions we are beginning to see. For the second half of the year, we anticipate an increased contribution from our co-promotion partnership with Ventiv, and will continue to focus on pipeline projects including the commencement of the Extina Phase III program in the third quarter of 2005. We are disappointed with the non-approvable letter we received for Velac in June. Addressing the FDA issues remains our highest priority as we work with the agency to determine requirements to obtain product approval for Velac.”
Year-to-Date Financials
For the six months ended June 30, 2005 total revenues were $87.7 million, an increase of 39% compared with total revenues of $63.2 million for the first half of 2004.
SG&A expenses were $52.7 million compared with $32.3 million in the first half of 2004, reflecting the larger sales force, and marketing and promotional activities related to Evoclin and Velac. R&D expenses year to date were $14.6 million, up from $9.2 million last year as pivotal trials for Desilux and Primolux commenced this year.
Net income was $3.5 million, or $0.09 per diluted share, compared with net income of $9.3 million, or $0.25 per diluted share, for the comparable period last year.
Financial Guidance
For the third quarter of 2005, Connetics projects total revenues of $47.5 million to $49.5 million, and combined SG&A and R&D expenses in the range of $30 million to $31 million. Earnings per diluted share for the third quarter of 2005 are projected to be $0.22 to $0.24.
For the full year, the Company is increasing revenue and expense guidance and now anticipates total revenues to be in the range of $185 million to $190 million, compared with prior guidance of $182 million to $188 million. Combined SG&A and R&D expenses are now projected to be in the range of $125 million to $127 million, compared with prior guidance of $121.5 million to $125 million. Earnings per diluted share guidance for 2005 remains unchanged and is expected to be $0.66 to $0.70.
In determining the Company’s financial guidance, Connetics’ management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data of the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development, and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents. The above guidance does not take into account the effect of expensing stock options or the potential impact of other components of Connetics’ growth strategy, including possible future acquisitions of products, businesses and/or technologies.
Conference Call
Connetics will host a conference call to review key updates on areas including quarterly product performance, commercialization activities, the Ventiv co-promotion partnership, product pipeline, and financial highlights beginning at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time today. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. To listen to the conference call live via the Internet, go to the investor relations section of www.connetics.com; a replay will be available for 30 days. The telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time by dialing (800) 642-1687 from the U.S. and (706) 645-9291 from outside the U.S. The Conference ID# is 7643227.
(more)

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis, and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, and regulatory and clinical milestones associated with Connetics’ products or product candidates are also forward-looking statements. These forward-looking statements are based on certain assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004 and form 10-Q for the quarter ended March 31, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com Press Release Code: (CNCT-F)	imcguinness@lhai.com
Tables Follow
(more)

CONNETICS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Product	$45,239	$37,999	$87,429	$61,565
Royalty and contract	130	254	311	1,670

Total revenues	45,369	38,253	87,740	63,235

Operating costs and expenses:
Cost of product revenues	4,982	3,578	8,748	5,146
Research and development	8,808	4,957	14,571	9,243
Selling, general and administrative	25,076	17,239	52,677	32,311
Depreciation and amortization	3,829	3,767	7,571	5,415

Total operating costs and expenses	42,695	29,541	83,567	52,115

Income from operations	2,674	8,712	4,173	11,120

Interest and other income (expense), net	(19)	(608)	(372)	(900)

Income before income taxes	2,655	8,104	3,801	10,220

Provision for income taxes	153	647	258	890

Net income	$2,502	$7,457	$3,543	$9,330

Net income per share:
Basic	$0.07	$0.21	$0.10	$0.27

Diluted(1)	$0.07	$0.19	$0.09	$0.25

Shares used to calculate net income per share:
Basic	34,825	35,242	35,259	34,439

Diluted(1)	37,093	41,627	37,785	40,925

(1)	In accordance with SFAS No. 128, using the If-Converted Method, interest expense and amortized deal costs of $649,000 related to 2.25% convertible senior notes due in 2008 has been added back to net income for purposes of calculating net income per diluted share for the three month period ended June 30, 2004. Shares used to calculate net income per diluted share for the three month period ended June 30, 2004 include the dilutive effect of shares issuable upon exercise of outstanding stock options and warrants plus the effect of $90.0 million 2.25% convertible senior notes, which convert to approximately 4.2 million shares. No adjustment for the 2.25% convertible senior notes was made to the shares for the six months ended June 30, 2004 or the three or six months ended June 30, 2005 as the effect was antidilutive to earnings per share.

CONNETICS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
Assets
Assets:
Cash, cash equivalents and short-term investments	$252,211	$72,383
Restricted cash	4,059	3,963
Accounts receivable and other current assets	34,401	35,750
Other intangible assets, net	115,589	122,388
Property and equipment, net	14,045	11,830
Other long-term assets	17,733	9,978

Total assets	$438,038	$256,292

Liabilities and Stockholders’ Equity
Liabilities and stockholders’ equity:
Current liabilities	$46,454	$37,952
Other liabilities	290,471	90,420
Stockholders’ equity	101,113	127,920

Total liabilities and stockholders’ equity	$438,038	$256,292

# # #